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                                                                     EXHIBIT 5.1



                                 June 16, 1998

Cost Plus, Inc.
201 Clay Street
Oakland, CA 94607

  RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 400,000 shares and 40,000 shares of Common Stock (the "Shares") reserved for issuance under the 1995 Stock Option Plan, as amended and the 1996 Director Option Plan (the "Director Plan"), respectively, collectively the "Plans". As legal counsel for Cost Plus, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

  It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                               Very truly yours,

                               WILSON SONSINI GOODRICH & ROSATI
                               Professional Corporation



                               /s/ Wilson Sonsini Goodrich & Rosati